Exhibit 10.18

Samaritan Pharmaceuticals, Inc. and Samaritan Pharmaceuticals Ireland Ltd., agreement with Pharmaplaz Ltd., Research, Development and Commercialization Collaboration Agreement Supplement

This Supplement Agreement ("Licensing Collaboration") between Samaritan Pharmaceuticals, Inc. and Samaritan Pharmaceuticals Ireland Ltd. ("Samaritan") with Pharmaplaz Ltd. ("Pharmaplaz") is made and entered into as of the effective date below. Samaritan and Pharmaplaz have entered into this agreement for the purpose of allocating between the parties certain rights relating to an SP-01A project to be carried out by Pharmaplaz and Samaritan (hereinafter referred to as the "PARTIES").

1. Licensing Collaboration Samaritan hereby issues a collaboration license to Pharmaplaz for SP-01A (an HIV oral entry inhibitor) which includes all pending or issued patent rights, technology rights, technical know how, and rights to inventions made by Samaritan.

2. Financial and Contractual Terms

a. Upon execution of this Licensing Collaboration, Pharmaplaz agrees to pay Samaritan as follows:

Payment 1                     March 16, 2007                                   US$1,400,000
-------------------------     --------------------------------------------     -------------------------------


Payment 2                     September 16, 2007                               US$8,600,000
-------------------------     --------------------------------------------     -------------------------------

b. Samaritan will be responsible for all future patent expenses, including filing, prosecution, and enforcement expenses.

c. The term of Licensing Collaboration is the longer duration of the patent rights or technology rights.

d. Pharmaplaz will pay for and be responsible for future research and development to bring the technology to market. Samaritan has no remaining obligation or performance for future research and development. The $10,000,000 payment is non-refundable. If requested by Pharmaplaz, Samaritan will perform sponsored research regarding SP-01A or participate as Principal Investigators in applications for NIH grants, or other grants applications to advance SP-01A, at Pharmaplaz cost.

e. Samaritan and Pharmaplaz will split 50/50 all revenues stemming from SP-01A.

3. Closing Conditions - This Licensing Collaboration becomes binding on both parties following the remittance of the US$1,400,000 on March 16, 2007.

4. Press Release - All press releases and other public announcements and announcements to customers, suppliers, license or regulatory agencies, or employees regarding this transaction will be prepared jointly by Samaritan and Pharmaplaz. Samaritan retains the right to make such disclosures as may be required by applicable law.

5. Binding Effect, Counterparts, Miscellaneous - This supplement agreement is intended to be a binding agreement between the parties hereto and is intended to be an expression of entire mutual understandings and agreement. Any modifications to this supplement agreement shall be made in writing and agreed to by both parties in writing.

6. Effective Date. The effective date of this supplement agreement is March 9, 2007.

Agreed:

Pharmaplaz

By:/s/Michael Macken   Date: May 16, 2007
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Micheal Macken, CEO



Samaritan Pharmaceuticals, Inc.

By:/s/Janet Greeson  Date: May 16, 2007
-------------------
Janet Greeson, CEO


Samaritan Pharmaceuticals Ireland, Ltd.

By:/s/Eugene Boyle  Date: May 16, 2007
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Eugene Boyle, CFO